As filed with the Securities and Exchange Commission on October 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CONCORDE INTERNATIONAL GROUP LTD
(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Ang Mo Kio Street 62, #01-49 LINK@AMK Singapore	569139
(Address of Principal Executive Offices)	(Zip Code)

Concorde International Group Ltd 2025 Equity Incentive Plan
(Full title of the plan)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 800-221-0102
(Name, address and telephone number, including area code, of agent for service) Copies of Correspondence to: Swee Kheng Chua, CEO 3 Ang Mo Kio Street 62, #01-49 LINK@AMK Singapore 569139 +65 2960802

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Concorde International Group Ltd, a British Virgin Islands business company (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on May 15, 2025;

(b) The Registrant’s Reports on Form 6-K furnished with the SEC on April 23, 2025, May 6, 2025, May 16, 2025, June 27, 2025, August 5, 2025, August 6, 2025, August 14, 2025, September 15, 2025, September 25, 2025, September 29, 2025 and October 1, 2025; and

(c) The description of the Registrant’s Class A Ordinary Shares, par value $0.00001 per share, contained in the Registrant’s registration statement on Form 8-A12B filed on April 21, 2025 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or reports filed hereafter for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement on Form S-8 (this “Registration Statement”) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are permitted under the BVI Act, as well as our Memorandum and Articles, to indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with the Registrant’s directors and executive officers which provide, among other things, that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by British Virgin Islands law from and against all liabilities, costs, charges and expenses incurred as a result of directors and executive officers actions in the exercise of their duties as a director or officer.

The Registrant has purchased directors and officers (D&O) liability insurance, covering the period from April 22, 2025 to April 22, 2026. This insurance provides coverage for claims made against its directors, officers and certain employees arising from alleged wrongful acts in their official capacities. It also includes reimbursements to the Registrant when it is required or permitted to indemnify those individuals, as well as coverage for reasonable expenses incurred in preparing self-reports or responding to regulatory inquiries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Memorandum and Articles of Association of Concorde International Group Ltd, adopted on May 2, 2023 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 filed on August 27, 2024)
4.2	Second Amended and Restated Memorandum and Articles of Association of Concorde International Group Ltd, adopted on March 14, 2024 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 filed on August 27, 2024)
5.1*	Opinion of Conyers Dill & Pearman
23.1*	Consent of Kreit & Chiu CPA LLP
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Concorde International Group Ltd. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Report on 6-K filed on October 1, 2025)
99.2	Form of Share Option Agreement (incorporated by reference to Exhibit 10.1 to Report on 6-K filed on October 1, 2025)
99.3	Form of Restricted Share Award Agreement (incorporated by reference to Exhibit 10.2 to Report on 6-K filed on October 1, 2025)
99.4	Form of Restricted Share Units Award Agreement (incorporated by reference to Exhibit 10.3 to Report on 6-K filed on October 1, 2025)
107*	Calculation of Filing Fee Table

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on October 30, 2025.

CONCORDE INTERNATIONAL GROUP LTD

By:	/s/ Swee Kheng Chua
Name:	Swee Kheng Chua
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Swee Kheng Chua, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Swee Kheng Chua	Chief Executive Officer and Director	October 30, 2025
Swee Kheng Chua	(principal executive officer)

/s/ Sze Yin Ong	Chief Financial Officer	October 30, 2025
Sze Yin Ong	(principal financial officer and principal accounting officer)

/s/ Terence Wing Khai Yap	Director	October 30, 2025
Terence Wing Khai Yap

/s/ Sim Peng Thia	Director	October 30, 2025
Sim Peng Thia

/s/ Alfred Kok Kee Goh	Director	October 30, 2025
Alfred Kok Kee Goh

/s/ Mark Allen Brisson	Director	October 30, 2025
Mark Allen Brisson

IGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Concorde International Group Ltd. has signed this registration statement or amendment thereto in New York, New York on October 30, 2025.

United States Authorized Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.